Exhibit 99.1

Autoliv’s Chairman Decides to Resign

(Stockholm, December 12, 2011) — Mr. Lars Westerberg, who is Chairman of the Board of Autoliv, Inc., has informed the Board that he, after almost 13 years with the Company, wishes to resign from the Board and has asked the Board to find a successor as soon as possible. He will remain in his position until a new Chairman has been elected to maintain continuity and ensure a smooth transition.

The next scheduled meeting of the Board of Autoliv Inc. will take place on December 20, 2011.

Mr. Westerberg became President and CEO of Autoliv Inc. in February 1999 and was elected Chairman of the Company’s Board in April 2007. Under his leadership, the Company’s sales have more than doubled from $3.5 billion in 1998 to more than $8 billion expected this year.

Inquiries:

Lars Westerberg, Chairman of the Board, Autoliv Inc.	Tel.+46 8 587 20 600

Mats Ödman, Vice President Corporate Communications	Tel. +46 8 587 20 623

About Autoliv

Autoliv Inc., along with its joint ventures, has 80 facilities with 48,000 employees in 29 countries. In addition, the Company has 10 technical centers in 9 countries around the world, with 21 test tracks, more than any other automotive safety supplier. Last twelve month sales amount to $8.1 billion, an increase of 13% compared to full year 2010. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

Safe Harbor Statement

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All such statements are based upon our current expectations, various assumptions, and data available from third parties and apply only as of the date of this report. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that forward-looking statements will materialize or prove to be correct as these assumptions are inherently subject to risks and uncertainties such as without limitation, changes in general industry and market conditions, changes in and the successful execution of cost reduction initiatives and market reaction thereto, increased competition, changes in consumer preferences for end products, customer losses, bankruptcies, consolidations or restructuring, divestiture of customer brands, fluctuation in vehicle production schedules for which the Company is a supplier, continued uncertainty in program awards and performance, costs or difficulties related to the integration of any new or acquired businesses or technologies, pricing negotiations with customers, our ability to be awarded new business, product liability, warranty and recall claims and other litigation and customer reaction thereto, possible adverse results of pending or future litigation or infringement claims, negative impacts of governmental investigations and litigation related to the conduct of our business, legislative or regulatory changes, dependence on customers and suppliers, as well the risks identified in Item 1A “Risk Factors” in our Annual Report and Quarterly Report on Forms 10-K and 10-Q. Except for the Company’s ongoing obligation to disclose information under the U.S. federal securities laws, the Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.